Exhibit 99.1

FOR IMMEDIATE RELEASE

QumulusAI Issues Fiscal Year 2026 Guidance: $300 Million in Forward ARR, Backed by 18 MW of Capacity

QumulusAI expects approximately 30x ARR growth in fiscal 2026 over fiscal 2025, with line of sight to 2.5 gigawatts in 2027

ATLANTA, July 14, 2026 — QumulusAI, a neocloud infrastructure provider purpose-built for the artificial intelligence (AI) computing era, today issued fiscal year 2026 guidance in an investor outlook update covering two operational metrics: forward annualized recurring revenue (ARR) and capacity. For fiscal year 2026, the company expects forward ARR of $300 million, approximately 30x growth in fiscal 2026 over fiscal 2025, backed by 18 megawatts (MW) of year-end fiscal 2026 data center capacity with a line of sight to 2.5 gigawatts (GW) by year-end fiscal 2027. A supplemental guidance presentation is available on the company’s newly launched investor relations website at investors.qumulusai.com.

The forward ARR guidance reflects breakout growth. Forward ARR of $300 million is expected as of December 31, 2026, and comprises executed contract revenue to date, expected renewals, deposit-backed compute capacity reservations and projected contract signings, in each case reflecting ARR expected upon activation of the associated compute capacity.

That revenue is backed by continued delivery of compute capacity fueled by customer demand. QumulusAI expects 18 MW of data center capacity as of December 31, 2026, comprising 8 MW of active high-performance computing (HPC) power and 10 MW of HPC power in development, under executed lease or colocation agreements that are operational or undergoing build-out, power activation, or customer deployment. Growth beyond 2026 is supported by line of sight to 2.5 GW of capacity by the end of fiscal year 2027. QumulusAI’s national footprint currently includes active sites in Marietta, Georgia; Kansas City, Missouri; Denver, Colorado; and two sites in Philadelphia, with an Oklahoma site and additional colocation partners in development. Through the QAI Moon joint venture and its agreement with Connected Nation Internet Exchange Points, the company sees a path to 125 network-edge sites across its distributed AI-XP footprint.

“AI’s biggest barrier isn’t intelligence; it’s the infrastructure to power it. We don’t build the models — we build the infrastructure that powers them,” said Michael Maniscalco, CEO of QumulusAI. “Our focus in 2026 is straightforward: bring GPU capacity online in months, not years, and convert it into durable recurring revenue.”

QumulusAI houses the latest NVIDIA GPUs, including Blackwell (B300/B200), Hopper (H100/H200) and RTX PRO 6000, in colocation facilities and data centers of less than 50 MW capacity, on a quarterly deployment cadence designed to accelerate time to value for customers.

“We designed this guidance framework to be simple to track,” said Scott Krosnowski, CFO of QumulusAI. “Forward ARR and capacity capture both sides of our model: the demand we activate and the infrastructure we deliver it on. We are issuing this as annual guidance, and we expect to update our outlook for 2027 at the end of the year.”

Fiscal Year 2026 Guidance

For fiscal year 2026, QumulusAI is providing the following guidance:

Metric	FY2026 Guidance
Forward Annualized Recurring Revenue (ARR)¹	$300M (~30x growth in fiscal 2026 over fiscal 2025)
Capacity²	18 MW (line of sight to 2.5 GW by year-end fiscal 2027)

¹ Forward ARR expected as of December 31, 2026, comprising executed contract revenue to date, expected renewals, deposit-backed compute capacity reservations, and projected contract signings, in each case reflecting ARR expected upon activation of the associated compute capacity. ² Data center capacity under executed lease or colocation agreements, operational or undergoing build-out, power activation, or customer deployment, in each case available for, or expected to become available for, compute deployments as of December 31, 2026.

New Investor Relations Website

QumulusAI has launched its investor relations website at investors.qumulusai.com. The site hosts the supplemental guidance presentation along with a more comprehensive investor presentation outlining the company’s business model, as well as press releases, SEC filings, events and corporate governance information.

About QumulusAI

QumulusAI is a distributed AI cloud platform that delivers accelerated access to high-performance GPU compute. Through an inference-first, demand-led deployment model across a network of data center sites, QumulusAI brings compute closer to customer demand, helping AI teams and enterprises scale production AI workloads with speed, flexibility and control. By combining rapid deployment with flexible private cloud infrastructure, QumulusAI gives customers a faster, more adaptable path beyond the capacity constraints of traditional centralized and hyperscale cloud models. Learn more at QumulusAI.com.

Follow us on LinkedIn and X @QumulusAI.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the company’s fiscal year 2026 guidance, expected forward ARR, expected capacity, the timing, scale and pace of GPU deployments and related capacity expansion, data center development plans, and future performance. Words such as “anticipate,” “believe,” “estimate,” “expect,” “guidance,” “intend,” “may,” “on track,” “plan,” “project,” “target,” “will” and similar expressions are intended to identify forward-looking statements. These statements are based on management’s current expectations and assumptions as of the date of this release and are subject to risks and uncertainties that could cause actual results to differ materially, including, among others, the company’s dependence on a limited number of large customers; the availability and cost of power, network connectivity and specialized hardware such as GPUs; the company’s substantial capital requirements and access to financing; competition and rapid technological change in the HPC and AI markets; the company’s limited operating history and history of net losses; and those described in the “Risk Factors” section of the company’s registration statement on Form S-1, as amended (File No. 333-292514), filed with the U.S. Securities and Exchange Commission (SEC), as such factors may be updated in the company’s subsequent filings with the SEC. QumulusAI undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

Key Operating Metrics

This press release includes certain operating metrics, including forward ARR and capacity, that are presented as supplemental measures of the company’s performance. Forward ARR and capacity are measures that management uses to evaluate the company’s growth and expansion, and believes they are useful to investors in assessing future operations. ARR is not necessarily indicative of future revenue under U.S. Generally Accepted Accounting Principles (GAAP), and investors should not consider ARR as a substitute for revenue recognized under GAAP or other related measures. These measures may not be comparable to similarly titled measures used by other companies.

Investor Contact

investors@qumulusai.com

Media Contact

media@qumulusai.com